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                                                                      Exhibit 4

                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of October 23, 2003 by and between The Bon-Ton Stores, Inc., a Pennsylvania corporation (the "COMPANY"), and Tim Grumbacher ("PURCHASER").

                              W I T N E S S E T H:

         WHEREAS, in connection with the acquisition by the Company, through a wholly-owned subsidiary of the Company, of all the issued and outstanding capital stock of the Elder-Beerman Stores Corp. (the "TRANSACTION"), it is necessary and desirable for the Company to raise equity capital through the issuance for cash of shares of the Company's common stock, $0.01 par value per share (the "COMMON STOCK"); and

         WHEREAS, Purchaser desires to purchase such number of shares of Common Stock from the Company sufficient to satisfy the Company's equity capital requirements in connection with the Transaction.

         NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, intending to be legally bound, the parties to this Agreement hereby agree as follows:

         1. Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from the Company, and the Company agrees to sell and issue to Purchaser, 476,890 shares of Common Stock (the "SHARES") at a purchase price of $13.63 per Share, or $6,500,000 in the aggregate.

         2. Closing, Delivery and Payment. The closing of the purchase and sale of the Shares (the "CLOSING") shall take place on the date hereof at the offices of the Company, 2801 East Market Street, York, Pennsylvania 17402, or such other time and place as the Company and Purchaser shall mutually agree. At the Closing, subject to the terms and conditions hereof, the Company shall deliver to Purchaser a certificate or certificates representing the Shares being purchased by such Purchaser, or such other evidence of such issuance and delivery reasonably satisfactory to Purchaser, against delivery to the Company by Purchaser of a wire transfer of immediately available funds to an account maintained and designated by or for the account of the Company in the amount of the aggregate purchase price therefor.

         3. Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser that:

                  (a) Organization, Good Standing, Licensing and Qualification. The Company is a corporation duly organized and subsisting under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted. The Company is duly licensed or qualified to transact business and is in good standing in each jurisdiction wherein the character of the property owned or leased, or the nature of the activities conducted, make such

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licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on its business or properties.

                  (b) Authorization. All corporate actions on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of the Company hereunder have been taken, and this Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors rights generally and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

                  (c) Compliance with Charter Documents. The Company is not in violation of any provision of its Articles of Incorporation or Bylaws (collectively, the "CHARTER DOCUMENTS"). The execution, delivery, and performance of and compliance with this Agreement and the issuance and sale of the Shares pursuant hereto will not be in conflict with or constitute, with or without the passage of time or the giving of notice, a default under any Charter Document.

                  (d) Validity of Stock. The Shares to be purchased and sold pursuant to this Agreement, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly authorized, validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer contained in applicable state and federal securities laws.

                  (e) Securities Law Compliance. Subject in part to the truth and accuracy of Purchaser's representations set forth in this Agreement, the offer, sale, and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended (the "ACT"), and from the requirements of any applicable state securities or "blue sky" laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

         4. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants that:

                  (a) Authorization. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

                  (b) Investment Representation. Purchaser is aware that the Shares to be purchased hereunder have not been registered under the Act or qualified under any other state securities or "blue sky" laws. Such Shares are being acquired by him for investment purposes only and not for sale or with a view to distribution of all or any part of such Shares.

                  (c) Restricted Securities. Purchaser understands that the Shares being purchased hereunder are characterized as restricted securities under the federal securities laws

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inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations such Shares may be resold without registration under the Act only in certain limited circumstances and that otherwise such Shares must be held indefinitely. In this connection, Purchaser represents that he is familiar with Rule 144 under the Act, as presently in effect, and the conditions that must be met in order for that Rule to be available for resale of restricted securities, and understands the resale limitations imposed by the Act.

                  (d) Accredited Investor. Purchaser is an accredited investor as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

         5. Limited Right of Rescission. The parties hereby acknowledge and agree that Purchaser is purchasing the Shares hereunder in support of the Company's ability to complete the Transaction. In the event that as of 5:30 PM New York City time on October 31, 2003, the Company's applicable subsidiaries and the other parties thereto shall not have executed and delivered the Second Amended and Restated Credit Agreement (the "Credit Agreement") among The Bon-Ton Department Stores, Inc. ("BTDS") and The Bon-Ton Stores of Lancaster, Inc. ("BTSL"), as Borrowers, the other Credit Parties signatory thereto, the Lenders signatory thereto and General Electric Capital Corporation ("GECC"), as Administrative Agent and Lender, and GECC Capital Markets Group, Inc., as Syndication Agent, which Credit Agreement contains terms and conditions substantially as provided in that certain commitment letter dated as of August 29, 2003 among the Company, BTDS, BTSL and GECC, then either of the Company or Purchaser, in its respective sole discretion, shall have the right to rescind this transaction effective immediately at such time upon delivery of written notice of an election to rescind at the executive offices of the Company, and, upon delivery of such notice, Purchaser shall deliver the certificate(s) evidencing the Shares (or such other evidence of delivery, together with such documents evidencing transfer, as are reasonably acceptable to the Company) to the Company, and the Company shall immediately deliver to Purchaser by wire transfer of immediately available funds, at an account designated by Purchaser, an amount equal to the aggregate purchase price for the Shares. The parties hereby agree that in the event of such rescission, to the extent legally possible, the issuance and sale of the Shares shall be deemed void ab initio and not to have occurred.

         6.       Restrictions on the Transfer of Securities.

                  (a) Corporate Securities Law. The Shares may be transferred only in compliance with the provisions of the Act and state securities laws with respect to the transfer of any such securities. Any certificate representing the Shares shall bear the legend substantially in the form set forth below until such time as the conditions of such legend have been met. The Company shall, promptly upon the request of any holder of a certificate bearing the legend set forth below and the surrender of such certificate, issue a new stock certificate in the name of a transferee provided that there has been compliance with the provisions of applicable federal and state securities law. All certificates representing Shares shall be marked with the following legends for so long as such legends are applicable:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS

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         AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR
         TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR
         APPLICABLE EXEMPTIONS THEREFROM. THE COMPANY SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE WITH THE ABOVE LAWS.

                  (b) Additional Legends. The Company may also impose any additional legend required by its Bylaws or any applicable state securities laws and shall be entitled to issue stop transfer notices on its stock books with respect to any Shares, until the conditions set forth in the applicable legends have been met.

         7.       Miscellaneous.

                  (a) Survival of Warranties. The warranties, representations and covenants of the Company and of Purchaser contained in or made pursuant to this Agreement shall survive the Closing.

                  (b) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

                  (c) Governing Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of law provisions thereof.

                  (d) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each party hereto will receive by delivery or facsimile transmission a duplicate original of this Agreement executed by each party, and each party agrees that the delivery of this Agreement by facsimile transmission will be deemed to be an original of the Agreement so transmitted.

                  (e) Amendments and Waivers. Any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Purchaser.

                  (f) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof, and supercedes all prior agreements and understandings of the parties, oral and written, with respect to such subject matter.

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         IN WITNESS WHEREOF, the parties have executed this Stock Purchase
Agreement as of the date first above written.

                                              THE BON-TON STORES, INC.

                                              By:   /s/ James H. Baireuther
                                                    ------------------------
                                                    Name: James H. Baireuther
                                                    Title: Vice Chairman

                                              PURCHASER:
                                               /s/ Tim Grumbacher
                                              -------------------
                                              Name: Tim Grumbacher

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